Free Writing Prospectus (To the prospectus dated April 4, 2011, as supplemented by the prospectus supplement dated June 18, 2012)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 June 26, 2012

About Products & Services Auctions Bond Store Trading University Think Customer Service Open Account Login 1.800.524.8875 Auctions Directory /calendar View All Auctions FDIC-Insured CDs Corporate Bonds Municipal Bonds Stock US Agencies Warrants ESOARS™ Charity Auctions Issuers Auctions University Demos Home :: Auction #6120 Results Zions Bancorporation Senior Note / 2 Year Corporates Non-redeemable prior to June 30, 2013, then callable at par on interest payment dates thereafter. | BBB- (Fitch); BBB(low) (DBRS); and BBB- (S&P) This is a bid by Coupon auction. Please refer to the Offering Documents for more information. Notice: The auction has been extended until 6/26/2012 3:33:56 PM EDT. Auction Status: Closed Auction Start: 6/18/2012 3:30 PM EDT Auction End: 6/26/2012 3:33 PM EDT Last Update: 6/26/2012 4:10:38 PM EDT Security Type: Corporate Bonds Issue Type: Primary Coupon: 3.400 Maturity Date: 6/30/2014 Auction Details ISSUE INFORMATION Call Feature: Callable First Call Date: 6/30/2013 First Call Price: 100.000000 Settlement Date: 6/29/2012 First Interest Date: 12/30/2012 Int. Frequency: Semi-Annually Day Basis: 30/360 CUSIP Number: 98970EBX6 Principal Offered: $ 11,900,000.00 Units Offered: 11900 Denomination: $ 1,000.00 Bid Multiple: Multiples of 0.05 Min. Yield: 1.000% Max. Yield: 3.500% Fixed Price: 100.000000 BIDDING INFORMATION Number of Bidders: 159 Number of Bids: 180 Amt. of Bids: $ 17,699,000.00 Coverage: 148.73% Highest Bid: 100.000000 Lowest Bid: 100.000000 Bid Spread: 0.000000 Num. Bids Accepted: 129 Num. Bidders with Bids Accepted: 124 Highest Bid Accepted: 100.000000 Lowest Bid Accepted: 100.000000 Bids Final Market-Clearing Yield*: 3.400% Bidder Units Yield Fixed Price Timestamp Awarded Amount Due #23534 20 2.000% 100.000000 6/22/2012 1:08:24 PM 20 units $ 20,000.00 #31524 50 2.000% 100.000000 6/25/2012 1:05:12 PM 50 units $ 50,000.00 #31525 10 2.000% 100.000000 6/25/2012 1:06:14 PM 10 units $ 10,000.00 #31526 20 2.000% 100.000000 6/25/2012 1:07:16 PM 20 units $ 20,000.00 #31527 50 2.000% 100.000000 6/25/2012 1:08:05 PM 50 units $ 50,000.00 #31528 20 2.000% 100.000000 6/25/2012 1:09:55 PM 20 units $ 20,000.00 #31529 100 2.000% 100.000000 6/25/2012 1:10:48 PM 100 units $ 100,000.00 #31530 25 2.000% 100.000000 6/25/2012 1:11:44 PM 25 units $ 25,000.00 #31531 10 2.000% 100.000000 6/25/2012 1:12:42 PM 10 units $ 10,000.00 #31532 10 2.000% 100.000000 6/25/2012 1:18:27 PM 10 units $ 10,000.00 #14761 10 2.000% 100.000000 6/25/2012 1:34:06 PM 10 units $ 10,000.00 #31540 20 2.000% 100.000000 6/25/2012 3:34:22 PM 20 units $ 20,000.00 #28738 2 2.000% 100.000000 6/25/2012 7:02:33 PM 2 units $ 2,000.00 #31550 15 2.000% 100.000000 6/26/2012 12:32:31 PM 15 units $ 15,000.00 #31551 10 2.000% 100.000000 6/26/2012 12:42:37 PM 10 units $ 10,000.00 #31554 50 2.000% 100.000000 6/26/2012 1:23:05 PM 50 units $ 50,000.00 #31560 10 2.000% 100.000000 6/26/2012 2:49:18 PM 10 units $ 10,000.00

Zions Direct Auctions - Results 6/26/12 1:35 PM

#19072	19	2.250%	100.000000	6/25/2012 4:49:52 PM	19 units	$ 19,000.00
#25315	25	2.250%	100.000000	6/25/2012 4:52:38 PM	25 units	$ 25,000.00
#19073	10	2.250%	100.000000	6/25/2012 5:12:40 PM	10 units	$ 10,000.00
#19894	5	2.450%	100.000000	6/20/2012 7:26:10 PM	5 units	$ 5,000.00
#23428	1	2.500%	100.000000	6/20/2012 9:53:05 PM	1 unit	$ 1,000.00
#31513	35	2.500%	100.000000	6/22/2012 12:50:25 PM	35 units	$ 35,000.00
#31514	10	2.500%	100.000000	6/22/2012 12:51:16 PM	10 units	$ 10,000.00
#31515	15	2.500%	100.000000	6/22/2012 12:52:00 PM	15 units	$ 15,000.00
#31517	5	2.500%	100.000000	6/22/2012 1:02:49 PM	5 units	$ 5,000.00
#31518	5	2.500%	100.000000	6/22/2012 1:03:44 PM	5 units	$ 5,000.00
#14269	20	2.500%	100.000000	6/22/2012 4:05:53 PM	20 units	$ 20,000.00
#31522	25	2.500%	100.000000	6/25/2012 11:44:15 AM	25 units	$ 25,000.00
#23427	1	2.500%	100.000000	6/26/2012 12:00:09 PM	1 unit	$ 1,000.00
#31520	50	2.750%	100.000000	6/22/2012 4:04:50 PM	50 units	$ 50,000.00
#31539	25	2.750%	100.000000	6/25/2012 3:29:50 PM	25 units	$ 25,000.00
#31544	20	2.750%	100.000000	6/25/2012 5:46:36 PM	20 units	$ 20,000.00
#31545	1	2.750%	100.000000	6/25/2012 5:47:40 PM	1 unit	$ 1,000.00
#23839	5	2.750%	100.000000	6/26/2012 12:57:17 PM	5 units	$ 5,000.00
#31470	50	2.750%	100.000000	6/26/2012 1:50:11 PM	50 units	$ 50,000.00
#31537	100	2.800%	100.000000	6/25/2012 2:52:15 PM	100 units	$ 100,000.00
#31543	41	2.800%	100.000000	6/25/2012 5:26:13 PM	41 units	$ 41,000.00
#21217	3	2.850%	100.000000	6/26/2012 8:40:50 AM	3 units	$ 3,000.00
#31512	10	2.900%	100.000000	6/22/2012 12:35:56 PM	10 units	$ 10,000.00
#31516	7	2.900%	100.000000	6/22/2012 12:59:17 PM	7 units	$ 7,000.00
#31521	50	2.900%	100.000000	6/25/2012 11:04:19 AM	50 units	$ 50,000.00
#31542	300	2.900%	100.000000	6/25/2012 5:24:50 PM	300 units	$ 300,000.00
#31549	50	2.900%	100.000000	6/26/2012 11:45:54 AM	50 units	$ 50,000.00
#31509	5	2.950%	100.000000	6/22/2012 12:18:21 PM	5 units	$ 5,000.00
#31510	10	2.950%	100.000000	6/22/2012 12:26:49 PM	10 units	$ 10,000.00
#31511	50	2.950%	100.000000	6/22/2012 12:28:40 PM	50 units	$ 50,000.00
#31519	50	2.950%	100.000000	6/22/2012 1:14:24 PM	50 units	$ 50,000.00
#31533	33	2.950%	100.000000	6/25/2012 1:31:38 PM	33 units	$ 33,000.00
#31541	70	2.950%	100.000000	6/25/2012 3:39:30 PM	70 units	$ 70,000.00

https://www.auctions.zionsdirect.com/auction/6120/results?sort=ytw&sort_direction=asc&page=1 Page 2 of 3

Auction Totals: 11,900 units $ 11,900,000.00 Page of 4 *The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity. Newsletter Get market information, auction updates, new-issue alerts, and more. It’s weekly and it’s free! Investment Products: Not FDIC Insured No Bank Guarantee May Lose Value Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank. Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer. Our Affiliates: Other Products Contact Us About Us Site Map Privacy Policy Terms and Conditions Please direct questions regarding the website or bidding procedures to the Auction Administrator. You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

About Products & Services Auctions Bond Store Trading University Think Customer Service Open Account Login 1.800.524.8875 Auctions Directory /calendar View All Auctions FDIC-Insured CDs Corporate Bonds Municipal Bonds Stock US Agencies Warrants ESOARS™ Charity Auctions Issuers Auctions University Demos Home :: Auction #6120 Results Zions Bancorporation Senior Note / 2 Year Corporates Non-redeemable prior to June 30, 2013, then callable at par on interest payment dates thereafter. | BBB- (Fitch); BBB(low) (DBRS); and BBB- (S&P) This is a bid by Coupon auction. Please refer to the Offering Documents for more information. Notice: The auction has been extended until 6/26/2012 3:33:56 PM EDT. Auction Status: Closed Auction Start: 6/18/2012 3:30 PM EDT Auction End: 6/26/2012 3:33 PM EDT Last Update: 6/26/2012 4:12:15 PM EDT Security Type: Corporate Bonds Issue Type: Primary Coupon: 3.400 Maturity Date: 6/30/2014 Auction Details ISSUE INFORMATION Call Feature: Callable First Call Date: 6/30/2013 First Call Price: 100.000000 Settlement Date: 6/29/2012 First Interest Date: 12/30/2012 Int. Frequency: Semi-Annually Day Basis: 30/360 CUSIP Number: 98970EBX6 Principal Offered: $ 11,900,000.00 Units Offered: 11900 Denomination: $ 1,000.00 Bid Multiple: Multiples of 0.05 Min. Yield: 1.000% Max. Yield: 3.500% Fixed Price: 100.000000 BIDDING INFORMATION Number of Bidders: 159 Number of Bids: 180 Amt. of Bids: $ 17,699,000.00 Coverage: 148.73% Highest Bid: 100.000000 Lowest Bid: 100.000000 Bid Spread: 0.000000 Num. Bids Accepted: 129 Num. Bidders with Bids Accepted: 124 Highest Bid Accepted: 100.000000 Lowest Bid Accepted: 100.000000 Bids Final Market-Clearing Yield*: 3.400% Bidder Units Yield Fixed Price Timestamp Awarded Amount Due #22793 1 3.000% 100.000000 6/21/2012 5:02:14 PM 1 unit $ 1,000.00 #31503 500 3.000% 100.000000 6/21/2012 5:26:38 PM 500 units $ 500,000.00 #31430 5 3.000% 100.000000 6/22/2012 1:16:22 PM 5 units $ 5,000.00 #31461 100 3.000% 100.000000 6/25/2012 12:32:53 PM 100 units $ 100,000.00 #31462 100 3.000% 100.000000 6/25/2012 12:34:24 PM 100 units $ 100,000.00 #31463 50 3.000% 100.000000 6/25/2012 1:02:25 PM 50 units $ 50,000.00 #18363 10 3.000% 100.000000 6/25/2012 1:47:35 PM 10 units $ 10,000.00 #31466 25 3.000% 100.000000 6/25/2012 1:59:01 PM 25 units $ 25,000.00 #31467 25 3.000% 100.000000 6/25/2012 2:00:32 PM 25 units $ 25,000.00 #31469 25 3.000% 100.000000 6/25/2012 2:53:31 PM 25 units $ 25,000.00 #31548 10 3.000% 100.000000 6/26/2012 9:57:10 AM 10 units $ 10,000.00 #23017 5 3.000% 100.000000 6/26/2012 11:48:43 AM 5 units $ 5,000.00 #31552 20 3.000% 100.000000 6/26/2012 1:15:06 PM 20 units $ 20,000.00 #31553 10 3.000% 100.000000 6/26/2012 1:22:24 PM 10 units $ 10,000.00 #31555 10 3.000% 100.000000 6/26/2012 1:23:45 PM 10 units $ 10,000.00 #31557 10 3.000% 100.000000 6/26/2012 1:57:13 PM 10 units $ 10,000.00 #31558 2 3.000% 100.000000 6/26/2012 1:57:51 PM 2 units $ 2,000.00

Zions Direct Auctions - Results 6/26/12 1:35 PM

#28702	500	3.000%	100.000000	6/26/2012 2:04:13 PM	500 units	$ 500,000.00
#31502	10	3.000%	100.000000	6/26/2012 2:06:36 PM	10 units	$ 10,000.00
#31559	15	3.000%	100.000000	6/26/2012 2:32:07 PM	15 units	$ 15,000.00
#27821	1	3.000%	100.000000	6/26/2012 2:48:34 PM	1 unit	$ 1,000.00
#11869	25	3.050%	100.000000	6/25/2012 2:24:08 PM	25 units	$ 25,000.00
#23428	1	3.100%	100.000000	6/26/2012 12:05:20 PM	1 unit	$ 1,000.00
#18907	3	3.150%	100.000000	6/26/2012 8:09:27 AM	3 units	$ 3,000.00
#23462	20	3.200%	100.000000	6/25/2012 9:38:09 PM	20 units	$ 20,000.00
#18226	40	3.200%	100.000000	6/26/2012 1:50:08 AM	40 units	$ 40,000.00
#26725	35	3.200%	100.000000	6/26/2012 1:54:24 PM	35 units	$ 35,000.00
#31460	100	3.250%	100.000000	6/20/2012 5:04:25 PM	100 units	$ 100,000.00
#15493	10	3.250%	100.000000	6/21/2012 5:39:00 PM	10 units	$ 10,000.00
#31431	20	3.250%	100.000000	6/22/2012 2:30:53 PM	20 units	$ 20,000.00
#16791	50	3.250%	100.000000	6/23/2012 11:40:49 PM	50 units	$ 50,000.00
#31464	100	3.250%	100.000000	6/25/2012 1:18:37 PM	100 units	$ 100,000.00
#31465	100	3.250%	100.000000	6/25/2012 1:23:40 PM	100 units	$ 100,000.00
#31536	10	3.250%	100.000000	6/25/2012 2:39:36 PM	10 units	$ 10,000.00
#22719	1	3.250%	100.000000	6/25/2012 2:54:58 PM	1 unit	$ 1,000.00
#31538	10	3.250%	100.000000	6/25/2012 3:15:27 PM	10 units	$ 10,000.00
#13264	2	3.250%	100.000000	6/26/2012 12:43:35 PM	2 units	$ 2,000.00
#28702	500	3.250%	100.000000	6/26/2012 2:03:22 PM	500 units	$ 500,000.00
#21545	200	3.250%	100.000000	6/26/2012 2:09:38 PM	200 units	$ 200,000.00
#29171	150	3.250%	100.000000	6/26/2012 3:21:11 PM	150 units	$ 150,000.00
#13585	25	3.250%	100.000000	6/26/2012 3:29:30 PM	25 units	$ 25,000.00
#23744	13	3.250%	100.000000	6/26/2012 3:31:48 PM	13 units	$ 13,000.00
#22788	5	3.300%	100.000000	6/24/2012 4:20:59 PM	5 units	$ 5,000.00
#31477	500	3.300%	100.000000	6/25/2012 11:54:22 AM	500 units	$ 500,000.00
#31478	250	3.300%	100.000000	6/25/2012 12:11:34 PM	250 units	$ 250,000.00
#31479	50	3.300%	100.000000	6/25/2012 3:33:43 PM	50 units	$ 50,000.00
#31480	165	3.300%	100.000000	6/25/2012 3:37:03 PM	165 units	$ 165,000.00
#31481	200	3.300%	100.000000	6/25/2012 3:39:59 PM	200 units	$ 200,000.00
#31482	250	3.300%	100.000000	6/25/2012 3:43:04 PM	250 units	$ 250,000.00
#31483	250	3.300%	100.000000	6/25/2012 3:48:30 PM	250 units	$ 250,000.00

https://www.auctions.zionsdirect.com/auction/6120/results?sort=ytw&sort_direction=asc&page=2 Page 2 of 3

Auction Totals: 11,900 units $ 11,900,000.00 *The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity. Newsletter Get market information, auction updates, new-issue alerts, and more. It’s weekly and it’s free! Investment Products: Not FDIC Insured No Bank Guarantee May Lose Value Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank. Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer. Other Products Contact Us About Us Site Map Privacy Policy Terms and Conditions Please direct questions regarding the website or bidding procedures to the Auction Administrator. You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

About Products & Services Auctions Bond Store Trading University Think Customer Service Open Account Login 1.800.524.8875 Auctions Directory /calendar View All Auctions FDIC-Insured CDs Corporate Bonds Municipal Bonds Stock US Agencies Warrants ESOARS™ Charity Auctions Issuers Auctions University Demos Home :: Auction #6120 Results Zions Bancorporation Senior Note / 2 Year Corporates Non-redeemable prior to June 30, 2013, then callable at par on interest payment dates thereafter. | BBB- (Fitch); BBB(low) (DBRS); and BBB- (S&P) This is a bid by Coupon auction. Please refer to the Offering Documents for more information. Notice: The auction has been extended until 6/26/2012 3:33:56 PM EDT. Auction Status: Closed Auction Start: 6/18/2012 3:30 PM EDT Auction End: 6/26/2012 3:33 PM EDT Last Update: 6/26/2012 4:13:55 PM EDT Security Type: Corporate Bonds Issue Type: Primary Coupon: 3.400 Maturity Date: 6/30/2014 Auction Details ISSUE INFORMATION Call Feature: Callable First Call Date: 6/30/2013 First Call Price: 100.000000 Settlement Date: 6/29/2012 First Interest Date: 12/30/2012 Int. Frequency: Semi-Annually Day Basis: 30/360 CUSIP Number: 98970EBX6 Principal Offered: $ 11,900,000.00 Units Offered: 11900 Denomination: $ 1,000.00 Bid Multiple: Multiples of 0.05 Min. Yield: 1.000% Max. Yield: 3.500% Fixed Price: 100.000000 BIDDING INFORMATION Number of Bidders: 159 Number of Bids: 180 Amt. of Bids: $ 17,699,000.00 Coverage: 148.73% Highest Bid: 100.000000 Lowest Bid: 100.000000 Bid Spread: 0.000000 Num. Bids Accepted: 129 Num. Bidders with Bids Accepted: 124 Highest Bid Accepted: 100.000000 Lowest Bid Accepted: 100.000000 Bids Final Market-Clearing Yield*: 3.400% Bidder Units Yield Fixed Price Timestamp Awarded Amount Due #31484 250 3.300% 100.000000 6/25/2012 3:52:15 PM 250 units $ 250,000.00 #31485 500 3.300% 100.000000 6/25/2012 4:02:45 PM 500 units $ 500,000.00 #31486 68 3.300% 100.000000 6/26/2012 12:39:10 PM 68 units $ 68,000.00 #31487 26 3.300% 100.000000 6/26/2012 12:43:15 PM 26 units $ 26,000.00 #31489 5 3.300% 100.000000 6/26/2012 12:46:26 PM 5 units $ 5,000.00 #31488 25 3.300% 100.000000 6/26/2012 12:55:25 PM 25 units $ 25,000.00 #31476 42 3.300% 100.000000 6/26/2012 1:00:16 PM 42 units $ 42,000.00 #31475 30 3.300% 100.000000 6/26/2012 1:04:13 PM 30 units $ 30,000.00 #24626 5 3.300% 100.000000 6/26/2012 3:30:35 PM 5 units $ 5,000.00 #28214 500 3.300% 100.000000 6/26/2012 3:31:56 PM 500 units $ 500,000.00 #18373 25 3.350% 100.000000 6/18/2012 5:25:08 PM 25 units $ 25,000.00 #29017 5 3.350% 100.000000 6/21/2012 2:51:32 PM 5 units $ 5,000.00 #23104 25 3.350% 100.000000 6/25/2012 4:49:15 PM 25 units $ 25,000.00 #30894 2 3.350% 100.000000 6/26/2012 10:47:25 AM 2 units $ 2,000.00 #29857 1,000 3.350% 100.000000 6/26/2012 3:27:52 PM 1,000 units $ 1,000,000.00 #30379 100 3.350% 100.000000 6/26/2012 3:28:39 PM 100 units $ 100,000.00 #29859 500 3.350% 100.000000 6/26/2012 3:28:45 PM 500 units $ 500,000.00

Zions Direct Auctions - Results 6/26/12 1:36 PM

#29025	36	3.350%	100.000000	6/26/2012 3:28:50 PM	36 units	$ 36,000.00
#24507	105	3.350%	100.000000	6/26/2012 3:29:08 PM	105 units	$ 105,000.00
#26922	100	3.350%	100.000000	6/26/2012 3:29:14 PM	100 units	$ 100,000.00
#21606	200	3.350%	100.000000	6/26/2012 3:30:30 PM	200 units	$ 200,000.00
#21606	100	3.350%	100.000000	6/26/2012 3:30:30 PM	100 units	$ 100,000.00
#17916	2,000	3.350%	100.000000	6/26/2012 3:31:34 PM	2,000 units	$ 2,000,000.00
#22788	5	3.400%	100.000000	6/24/2012 4:19:04 PM	5 units	$ 5,000.00
#15178	20	3.400%	100.000000	6/25/2012 8:09:19 AM	20 units	$ 20,000.00
#21331	10	3.400%	100.000000	6/25/2012 1:10:13 PM	10 units	$ 10,000.00
#23104	50	3.400%	100.000000	6/25/2012 4:49:15 PM	50 units	$ 50,000.00
#15174	100	3.400%	100.000000	6/25/2012 8:48:58 PM	100 units	$ 100,000.00
#25339	25	3.400%	100.000000	6/26/2012 10:29:23 AM	9 units	$ 9,000.00
#24582	2	3.400%	100.000000	6/26/2012 10:33:34 AM	Rejected: Timestamp	
#15259	50	3.400%	100.000000	6/26/2012 10:44:14 AM	Rejected: Timestamp	
#31345	500	3.400%	100.000000	6/26/2012 1:48:25 PM	Rejected: Timestamp	
#28519	10	3.400%	100.000000	6/26/2012 2:12:01 PM	Rejected: Timestamp	
#21860	13	3.400%	100.000000	6/26/2012 2:16:23 PM	Rejected: Timestamp	
#29772	300	3.400%	100.000000	6/26/2012 2:33:51 PM	Rejected: Timestamp	
#30353	500	3.400%	100.000000	6/26/2012 2:39:40 PM	Rejected: Timestamp	
#24626	5	3.400%	100.000000	6/26/2012 2:39:43 PM	Rejected: Timestamp	
#22964	10	3.400%	100.000000	6/26/2012 2:45:16 PM	Rejected: Timestamp	
#21270	25	3.400%	100.000000	6/26/2012 2:49:09 PM	Rejected: Timestamp	
#28695	20	3.400%	100.000000	6/26/2012 2:49:59 PM	Rejected: Timestamp	
#26922	100	3.400%	100.000000	6/26/2012 3:25:17 PM	Rejected: Timestamp	
#23104	25	3.450%	100.000000	6/25/2012 4:37:06 PM	Rejected: Yield	
#23449	30	3.450%	100.000000	6/26/2012 2:07:17 AM	Rejected: Yield	
#29859	500	3.450%	100.000000	6/26/2012 9:41:28 AM	Rejected: Yield	
#29772	300	3.450%	100.000000	6/26/2012 10:40:29 AM	Rejected: Yield	
#19282	5	3.450%	100.000000	6/26/2012 10:46:14 AM	Rejected: Yield	
#21270	25	3.450%	100.000000	6/26/2012 11:10:57 AM	Rejected: Yield	
#28927	1	3.450%	100.000000	6/26/2012 12:44:18 PM	Rejected: Yield	
#24406	5	3.450%	100.000000	6/26/2012 1:33:12 PM	Rejected: Yield	
#17912	1	3.450%	100.000000	6/26/2012 1:36:56 PM	Rejected: Yield	

https://www.auctions.zionsdirect.com/auction/6120/results?sort=ytw&sort_direction=asc&page=3 Page 2 of 3

Auction Totals: 11,900 units $ 11,900,000.00 *The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity. Newsletter Get market information, auction updates, new-issue alerts, and more. It’s weekly and it’s free! Investment Products: Not FDIC Insured No Bank Guarantee May Lose Value Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank. Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer. Our Affiliates: Other Products Contact Us About Us Site Map Privacy Policy Terms and Conditions Please direct questions regarding the website or bidding procedures to the Auction Administrator. You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.